                                  EXHIBIT 99.1
                                  PRESS RELEASE

       PEREGRINE AND OXIGENE CONCLUDE ARCUS THERAPEUTICS LLC JOINT VENTURE

  COMPANIES REACQUIRE FULL RIGHTS TO RESPECTIVE VASCULAR TARGETING TECHNOLOGIES

TUSTIN, CALIF. AND WATERTOWN, MASS., FEBRUARY 28, 2002 -- OXiGENE, Inc. (Nasdaq:
OXGN, SSE: OXGN) and Peregrine Pharmaceuticals, Inc. (Nasdaq: PPHM) today announced an agreement to conclude their Arcus Therapeutics, LLC joint venture (Arcus). Under the terms of the agreement, Peregrine will pay OXiGENE $2,000,000 and will reacquire full rights and interest to the vascular targeting platform it contributed to the joint venture, as well as any new discoveries to its contributed technology. OXiGENE will reacquire full rights and interest to its vascular targeting technology including any new discoveries based on its contribution. The joint venture will be concluded after all technology has been distributed to its respective owners.

The Arcus joint venture, which was formed in May 2000, was established to focus on specialized development of anti-cancer compounds called vascular targeting agents (VTA). VTAs work by attacking the existing blood supply of solid tumors and blocking the flow of blood to the cancer cells, resulting in an avalanche of cancer cell death. Peregrine and OXiGENE brought different aspects of vascular targeting technology to the joint venture. Peregrine is focused on coaguligand antibody technology, vascular targeting agents that bind specifically to markers in the tumor vasculature and create blood clots that cut off the blood supply to the tumor. OXiGENE focuses on development of drugs that change the shape of cells within the tumor's vascular structure thereby blocking blood flow and reducing the blood supply to the tumor.

"By concluding Arcus, OXiGENE will be able to dedicate more resources to the human clinical testing of its most advanced vascular targeting agent, Combretastatin A4 Prodrug," said Bjorn Nordenvall, M.D., Ph.D., OXiGENE's chief executive officer. "OXiGENE has successfully completed several Combretastatin A4 Prodrug Phase I human clinical trials involving nearly 100 patients. We believe the preliminary clinical results were very promising, so we intend to initiate a Phase Ib clinical study in combination with chemotherapy or radiation, and a Phase II clinical study this year. We also intend to continue pre-clinical development of our next-generation vascular targeting agent, Oxi-4503."

"Peregrine intends to focus on the licensing of its VTA technology for compound-specific uses, thus maximizing the value of the technology platform," said Edward Legere, Peregrine's president and chief executive officer. "As previously announced, we will continue to advance our existing anti-vascular compounds towards human clinical testing. Significant progress has been made in the development of fully human vascular targeting antibody candidates. Once these human antibody candidates are developed, we intend to test them for suitability in human clinical studies as vascular targeting agents."

ABOUT PEREGRINE PHARMACEUTICALS, INC.

Peregrine Pharmaceuticals is a biopharmaceutical company focused on the development, commercialization, and licensing of unique technologies for the treatment of cancer, primarily based on its "collateral targeting technologies." These technologies target cell structures and cell types that are common among solid tumor cancers, giving them broad applicability across various tumor types. In clinical and pre-clinical studies, collateral targeting technologies have been shown to deliver various anti-cancer compounds selectively to the tumor site without causing damage to surrounding healthy tissue. Copies of Peregrine press releases, SEC filings, current price quotes and other valuable information for investors may be found on the company's web site, http://www.peregrineinc.com.

ABOUT OXIGENE, INC.

OXiGENE, an international biopharmaceutical company, is the world leader in vascular targeting agents that destroy existing blood vessels associated with cancerous tumors, and which may have an application in the treatment of restenosis, certain forms of ocular disease and other conditions. With its flagship family of Combretastatin-based vascular targeting agents, OXiGENE is developing a diverse portfolio of innovative products to combat these conditions. OXiGENE is using its proprietary vascular targeting technology to develop new drugs that will enhance the effectiveness of traditional cancer treatments and to introduce innovative therapies that attack cancer and other diseases. For more information about OXiGENE, please visit www.oxigene.com.

This press release contains "forward-looking statements" which are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events and use words such as "intend," "anticipate, " "estimate, " "believe, " "could," "may," "expects," and other words of similar meaning, as well as verbs that reflect future tense. These statements include those relating to the intention of OXiGENE and Peregrine to conclude the Arcus joint venture, OXiGENE's plans to initiate Phase Ib clinical trials and continue pre-clinical development of Oxi-453 and Peregrine's intention to license its technology and advance its compounds into human clinical testing. Any or all of the forward-looking statements in this press release may turn out to be wrong and actual results could differ materially. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties that include, but are not limited to, in the case of each of Peregrine and OXiGENE, the efficacy of the company's technology and its efficacy at acceptable dosage levels, the ability of the company to raise capital when needed and on reasonable terms, successful clinical trial results, developing the necessary manufacturing processes and gaining all necessary regulatory approvals. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Additional information concerning factors that could cause the actual results of Peregrine and OXiGENE to materially differ from those in the forward-looking statements are contained in the reports of OXiGENE and Peregrine filed with the Securities and Exchange Commission including 10-Q, 8-K and 10-K reports.

PEREGRINE CONTACTS:
MEDIA:                                          INVESTOR:
ALEX BOESE                                      FRANK HAWKINS
Atkins & Associates                             Hawk Associates, Inc.
(858) 860-0266                                  (800) 987-8256
aboese@atkinsassociates.com                     http://www.hawkassociates.com

OXIGENE CONTACTS:

OXIGENE, INC.                                   SHARON MERRILL ASSOCIATES, INC.
Tammy Bishop                                    David Calusdian (Investors)
Director of Investor Relations and              Scott Solomon (Media)
Corporate Communications                        (617) 542-5300
(617) 673-7826                                  dcalusdian@investorrelations.com
                                                --------------------------------
tbishop@oxigene.com                             ssolomon@investorrelations.com
-------------------                             ------------------------------

                                       2